EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-163906)  and on Form S-8 (Nos. 333-162455 and 333-172580) of Globe Specialty Metals, Inc. of our report, dated August 28, 2013, with respect to the consolidated balance sheets of Globe Specialty Metals, Inc. and subsidiaries, as of June 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the June 30, 2013 annual report on Form 10-K of Globe Specialty Metals, Inc.

/s/ KPMG LLP

New York, New York
August 28, 2013